PRA Group Announces Successful Completion of DTP S.A. Acquisition

NORFOLK, Va., April 27, 2016 -- PRA Group, Inc. (Nasdaq: PRAA), a global leader in acquiring and collecting nonperforming loans, successfully completed its public tender offer to purchase shares of Warsaw-based DTP S.A. (DTP) on April 26, 2016.

As of April 26, 2016, 99.73% of the shares in DTP had been tendered at PLN 4.90 per share (approximately US $1.26 per share), for an aggregate purchase price of PLN 174.5 million (approximately US $45.0 million). PRA has received all approvals and has filed all notices required for the completion of the tender.

“The DTP acquisition further strengthens PRA Group’s position within the competitive marketplace and provides a fully integrated platform for continued growth in the Polish market,” said Steve Fredrickson, chairman and chief executive officer of PRA Group. “This acquisition will allow us to build on each company’s strengths, share best practices, achieve greater operational efficiencies and establish PRA as a leading purchaser in Poland.”

PRA intends to purchase all the remaining shares of DTP through Polish regulatory procedures and will subsequently own 100% of the company. PRA will then initiate the process to withdraw DTP’s shares from public trading and delist the company from the Warsaw Stock Exchange.

About PRA Group
As a global leader in acquiring and collecting nonperforming loans, PRA Group (Nasdaq: PRAA) returns capital to banks and other creditors to help expand financial services for consumers in the Americas and Europe. PRA Group companies collaborate with customers to help them resolve their debt and provide a broad range of additional revenue and recovery services to business and government clients.

PRA has been recognized as one of Fortune's 100 Fastest-Growing Companies for three years and one of Forbes' Best Small Companies in America for eight consecutive years since 2007. For more information, please visit www.pragroup.com.

About DTP S.A.
DTP is a mid-size debt purchaser and debt collector active in the Polish market. The company invests in a range of assets including SME, telecom, utilities and insurance. DTP employs approximately 200 people and has two offices located in Warsaw. DTP is licensed by the Polish regulator (KNF). Its shares are traded on the Warsaw Stock Exchange under the symbol DTP.

Investor Contact:
Darby Schoenfeld
Director of Investor Relations
(757) 431-7913
DCSchoenfeld@PRAGroup.com

News Media Contact:
Nancy Porter
Vice President, Corporate Communications
(757) 431-7950
NAPorter@PRAGroup.com

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